Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-45533, No. 333-39289, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680, No. 33-84974 and No. 333-135503; Forms S-8 No. 333-06869, No. 333-107244, No. 333-83403, No. 333-102609, No. 333-66257 and No. 333-88237; and Forms S-4 No. 333-44576 and No. 333-35873) of Equity Residential and in the related Prospectuses of our report dated February 28, 2006 (except for the fourth paragraph of Note 21, for which the date is March 2, 2006 and Notes 12, 13 and 20, for which the date is August 14, 2006), with respect to the consolidated financial statements and schedule of Equity Residential, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
August 14, 2006

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